Venza Gold Corp.

December 4, 2013	810-789 Pender Street Vancouver, BC V6C 1H2
Venza Gold Corp. Proposes to Change Name to “CoreComm Solutions Inc.”

VANCOUVER, British Columbia -- December 4, 2013. Venza Gold Corp. (OTCBB: VZAGF) (the “Company”) is pleased to announce that its board of directors have authorized the Company to change its name to “CoreComm Solutions Inc.”

Mr. Patrick Fitzsimmons, CEO of Venza Gold Corp., commented "Venza’s new core focus is on capturing and converting growth and opportunities within the global software education market.  Once the name change to CoreComm Solutions Inc. is completed the Company identity will be aligned within the high-growth markets of online education services.”

The name change is subject to regulatory approval and will be implemented in due course.

About Venza Gold Corp.

The Company is commercializing the Correlation Technology Platform (CTP) in the software education market. The Company has acquired a worldwide license utilizing the CTP in Education. The platform is targeted at the public and private K12 market sectors.

Utilizing the unique and patented Correlation Technology Platform as the basis for addressing education resources, edForm and edForma are able to open accurate and unique views on silos of documents for education users not available today.

The edForm and edForma education portals transforming the way students and teachers utilize learning resources on a global basis.

In addition, the Company holds a 100% interest in the mineral claim called the “OS Gold Claim”, located in British Columbia, Canada.  Due to the current state of the junior resource sector, the Company will be focusing its business plan on the software education market.

On behalf of the Board,

Patrick Fitzsimmons, President, CEO & Director

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.

CONTACT INFORMATION

Venza Gold Corp.
Patrick Fitzsimmons
President & CEO
patrick@corecomm.co
(604) 700-9324

Venza Gold Corp.

Jamie Hyland

Principal Financial Officer

jhyland@corecomm.co

Cell: (604) 442-2425